EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of May 22, 2019 (the "Effective Date") by and between Protective Insurance Corporation, an Indiana corporation (together with its successors and assigns, the "Company"), and Jeremy D. Edgecliffe-Johnson (the "Executive");

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and to have the Executive serve as a member of the Board of Directors of the Company (the "Board"); and

WHEREAS, the Executive desires to accept employment with the Company, and to serve on the Board, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (collectively, the "Parties") agree as follows:

1. Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

2. Term.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company subject to the terms and conditions set forth in this Agreement.  Executive's employment under this Agreement shall commence as of May 22, 2019 (the "Effective Date") and shall terminate on the earlier of the (i) the fifth (5th) anniversary of the Effective Date, and (ii) termination of the Executive's employment under Section 8 of this Agreement  (the “Initial Term”); provided that the Executive’s employment under this Agreement will be automatically extended for additional 12-month periods unless either Party gives written notice to the other not to extend the Term at least ninety (90) days prior to the commencement of the next scheduled extension.  The Initial Term and any extensions shall be referred to herein as the “Term.”

3. Positions, Duties and Location.

(a) During the Term, the Executive shall serve as the Chief Executive Officer of the Company (“CEO"), as well as similar position(s) with the Company's Subsidiaries.  The Executive shall (i) have all authorities, duties and responsibilities customarily exercised by a chief executive officer serving at an entity of the size and nature of the Company and the Company's Subsidiaries (as applicable); and (ii) have such additional duties and responsibilities, consistent with the foregoing, as may from time to time be assigned by the Board.  In his capacity as CEO, the Executive shall report directly to the Board or a duly authorized committee of the Board.  During the Term, the Executive agrees to serve as a member of the Board without any fees or additional compensation, pursuant to the Board’s compensation policy for employee Directors. The terms and conditions of this Agreement shall remain in full force and effect regardless of whether additional titles or roles currently held by the Executive (either for the Company or any of its Subsidiaries) change by reason of position elimination, reassignment, removal, or otherwise.

(b) During the Term, the Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company. However, nothing in this Agreement shall preclude the Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) accepting and fulfilling a reasonable number of speaking engagements; and (iv) managing his personal investments and affairs; provided that such activities do not either individually or in the aggregate materially interfere with the proper performance of his duties and responsibilities hereunder, or in any way create or present an actual or potential conflict of interest.  If, during the Term, the Executive chooses to serve on the board of another business entity, trade association, or charitable organization, the Executive must receive prior written approval from the Board's Nominating & Governance Committee to ensure no potential conflict of interest is present.

(c) During the Term, the Executive's principal office, and principal place of employment, shall be in Carmel, Indiana, or within 40 miles thereof; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.

(d) During the Term, the Executive agrees to serve as a member of the Board.  At each annual meeting of the Company's stockholders during the Term, the Board will nominate the Executive to serve as a member of the Board.  The Executive's service as a member of the Board will be subject to any required stockholder approval.

4. Base Salary.  During the Term, the Executive shall receive an annualized Base Salary of $600,000, payable in biweekly installments in accordance with the Company's regular payroll practices.  The Base Salary shall be reviewed no less frequently than annually by the Compensation Committee of the Board (the "Compensation Committee") and may be increased, but not decreased in the sole discretion of the Compensation Committee.

5. Annual and Long-Term Incentives

(a) The Executive shall be eligible to receive an annual incentive award under the Company's Annual Incentive Plan, as amended from time to time (the "STIP") in respect of each calendar year ending during the Term in a target amount equal to at least $600,000 (the "Target STIP"); provided that the Executive’s Target STIP for 2019 will be $350,136. Each STIP award shall be (i) determined by the Compensation Committee in accordance with the terms of the STIP and (ii) paid in a cash lump sum, as soon as reasonably practicable following the close of the calendar year to which they relate, but no later than March 15 of the calendar year following the year to which the STIP relates.  With the exception of the 2019 STIP, the resulting payout of any STIP award will be calculated based upon a combination of the Company's achievement of certain Company performance targets, as set annually by the Board and/or Compensation Committee, and the Compensation Committee’s evaluation of the Executive's individual performance; provided, that for 2019 the STIP award will be paid at the Target amount.  STIP awards shall otherwise be subject to the terms of the STIP and any applicable award agreements.

(b) During the Term, the Executive shall be eligible for equity-based and other long-term incentive awards under the Company's Long-Term Incentive Plan, as amended from time to time (the “LTIP”), with a target annual value of at least $900,000 (the "Target LTIP"); provided that the Executive’s Target LTIP for 2019 will be $525,204.  The resulting payout of any LTIP award will be calculated based upon a combination of the Company's achievement of certain Company performance targets, as set annually by the Board and/or Compensation Committee, and the Compensation Committee’s evaluation of the Executive's individual performance. LTIP awards shall otherwise be subject to the terms of the LTIP and any applicable award agreements.
6. Stock Grant.    In connection with the execution of this Agreement, the Executive shall receive 70,000 restricted shares of the Company’s Class B Common Stock (the “Stock Grant’) under the Company’s Long-Term Incentive Plan.  The Stock Grant shall vest subject to the Executive’s continuing employment according to the following schedule unless otherwise provided within this Agreement or the applicable award agreement: (i) 35,000 shares shall vest as of June 1, 2022; (ii) 21,000 shares shall vest as of June 1, 2023; and (iii) the remaining 14,000 shares will vest as of June 1, 2024.   The Executive shall be eligible to receive all dividends earned on the shares during the applicable vesting period.

7. Other Benefits.

(a) Employee Benefits.  During the Term, the Executive shall be eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefit arrangements, made available generally to other senior executives of the Company, in each case in accordance with their terms; provided, that the Company reserves the right to unilaterally revise, amend, suspend or terminate any employee benefit and fringe plans, programs, and arrangements the Company makes available from time to time to other senior executives generally.

(b) Paid Time Off. During the Term, the Executive shall be entitled to paid time off, in accordance with the Company’s vacation policies and procedures in effect from time to time, provided that the Executive shall schedule the timing and duration of his time off in a reasonable manner taking into account the needs of the business of the Company.

(c) Reimbursement of Business and Other Expenses.  During the Term, the Executive shall be promptly reimbursed for all expenses reasonably incurred by him in connection with his service under this Agreement, subject to documentation in accordance with standard policies and procedures adopted by the Company.

(d) Relocation/Temporary Housing Expenses.  The Company shall pay Executive a cash relocation package equal to $150,000, subject to applicable withholding and deductions.  The cash relocation package will be payable in a lump sum in accordance with the Company’s first regular payroll after the Effective Date.  If, prior to December 31, 2019, the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall repay to the Company the full $150,000 amount of the relocation package.

(e) Key Man Life Insurance.  During the Term, the Company shall procure and maintain key man life insurance for the Executive in such amounts and with such terms as may be determined by the Board, in its sole discretion, and the Executive shall assist and cooperate with the Company in procuring, maintaining and renewing such key man life insurance, including submitting to an annual physical exam. All of the premiums for any such insurance policy shall be paid solely by the Company. The Company shall be the sole beneficiary of any such key man life insurance policy, and neither the Executive nor his heirs or personal representatives shall have any interest in or to any proceeds, cash surrender value or other payments associated with any such key man life insurance policy. The Executive represents that to his knowledge he is in good physical and mental condition and has no reason to believe that his life is uninsurable..

(f) Annual Physical.  During the Term, the Executive shall be entitled to reimbursement for the expense of an annual physical up to a maximum of $5,000 in accordance with the Company's business expense reimbursement policy.

8. Termination of Employment. The Company may terminate the Executive's employment hereunder at any time, and for any reason, by delivering written notice to the Executive.  The Executive may terminate his employment hereunder by delivering at least sixty (60) days advance written notice to the Company (or thirty (30) days advance written notice in the case of a termination with Good Reason).  During any such notice period, the Company reserves the right to suspend any or all of the Executive's duties or responsibilities and limit the Executive's communications with any customers, suppliers, agents, or employee of the Company, as the Company determines in its sole discretion.  Upon any termination of employment, the Executive shall be entitled to receive (1) payment of any Base Salary earned but unpaid through the Termination Date, and (2) any vested amounts or benefits required to be paid in accordance with the terms of any applicable plan, program, agreement, corporate governance document or other arrangement of the Company and its Affiliates.

(a) Termination Due to Death or Disability. Subject to the terms and conditions of this Agreement, in the event that the Executive's employment hereunder is terminated due to his death or Disability, the Term shall expire and he or his estate or his beneficiaries (as the case may be) shall be entitled to the following:

(i) a Pro-Rata STIP;

(ii) a Pro-Rata LTIP;

(iii) full vesting for any unvested restricted stock, restricted stock unit award, or any other award granted under the LTIP (the vesting described in this clause (iii) being the “Award Vesting”); and

(iv) the cash payment of any annual, long-term, or other incentive award earned in respect to the performance period ending prior to the Termination Date and payable (but not yet paid) on or prior to the Termination Date; provided, with respect to any such performance-based award, the award amount shall be determined based solely on the achievement of Company-wide performance goals through the performance period without any exercise of discretion for individual performance (the "Accrued Awards").

(b) Termination for Cause. Subject to the terms and conditions of this Agreement, in the event that the Executive’s employment hereunder is terminated by the Company for Cause, the Term shall expire on the Termination Date.

(c) Termination Without Cause or Resignation for Good Reason. Subject to the terms and conditions of this Agreement, in the event that the Executive’s employment hereunder is terminated due to his resignation for Good Reason or the Executive’s employment hereunder is terminated by the Company other than (x) for death or Disability in accordance with Section 8(a), or (y) for Cause in accordance with Section 8(b), the Term shall expire and the Executive shall receive:

(i) a Pro-Rata STIP;

(ii) a Pro-Rata LTIP;

(iii) an amount, payable in a cash lump sum by the sixty-fifth (65th) day following the Termination Date, equal to the sum of his annualized Base Salary in effect at the time plus his Target STIP plus his Target LTIP bonuses applicable to the year in which the Termination Date occurs;

(iv) the Award Vesting;

(v) if the Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide the Executive with a reimbursement of the premiums associated with the continuation of his medical, dental and vision benefits under COBRA for a period equal to the earliest of (1) twelve (12) months following the Termination Date, (2) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan or (3) the date the Executive is no longer eligible for continuation benefits under COBRA.  Notwithstanding the forgoing, if the Company’s making payments under this Section 8(c)(v) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or any successor law (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this Section 8(c)(v) in a manner as is necessary to comply with the ACA; and

(vi) the Accrued Awards.

(d) Non-Extension of Term by the Company. Subject to the terms and conditions of this Agreement, in the event that the Term expires after the Company delivers a notice of non-extension as described in Section 2, the Executive's employment shall be terminated on the last day of the Term and the Executive shall have the same entitlements as provided under Section 8(c) in the case of a termination without Cause.

(e) Resignation without Good Reason; Separation after Non-Renewal by Executive.  Subject to the terms and conditions of this Agreement, in the event the Executive terminates his employment hereunder during the Term, other than for Good Reason, the Term will expire on the Termination Date.  In the event that the Executive's employment hereunder terminates upon expiration of the Term pursuant to a notice of non-extension from the Executive as described in Section 2, (i) the Executive shall be entitled to the Award Vesting by reason of his separation from the Company, and (ii) all STIP and LTIP bonus awards for the last performance year of the Term will be determined and paid based on the actual Company performance attained for the relevant performance period (as applicable) and without the exercise of discretion for the Executive's individual performance; provided, however, that such Award Vesting and award payments shall be forfeited if the Executive has  materially violated his obligations under Section 11, and such violation (if curable) remains uncured for ten (10) days after the Executive receives written notice of the breach from the Company.

(f) Change in Control. Subject to the terms and conditions of this Agreement, in the event that (i) the Executive's employment hereunder is terminated (x) by the Company without Cause (in accordance with Section 8(c)) and in anticipation of a Change in Control to be effectuated within one hundred twenty (120) days prior to the Termination Date or (y) by either Party on or before the twenty-four (24) month anniversary of the occurrence of a Change of Control, and (ii) such termination is governed by Section 8(c) (relating to terminations without Cause or resignation for Good Reason), then the Executive shall receive, in lieu of the amount provided for in Section 8(c):

a.
If the Change in Control is effectuated on or before the twenty-four (24) month anniversary of the Effective Date, a cash lump-sum amount, paid on the sixty-fifth (65th) day following the Termination Date, equal to the sum of his annualized Base Salary in effect at the time, plus his Target STIP, plus his Target LTIP bonuses applicable to the year in which the Termination Date occurs.  In addition, 35,000 shares of the Stock Grant shall immediately vest on the Termination Date, with forfeiture of the remaining unvested shares under the Stock Grant.

b.
If the Change in Control is effectuated after the twenty-four (24) month anniversary of the Effective Date, a cash lump-sum amount, paid on the sixty-fifth (65th) day following the Termination Date, equal to two times the sum of his annualized Base Salary in effect at the time, plus his Target STIP, plus his Target LTIP bonuses applicable to the year in which the Termination Date occurs.  In addition, any unvested shares of the Stock Grant outstanding as of the Termination Date shall immediately vest on the Termination Date.

(g) No Mitigation; No Offset. In the event of any termination of the Executive's employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise on account of (x) any Claim that the Company may have against him except for any outstanding loans to the extent then due and payable by him to the Company or (y) any remuneration or other benefit earned or received by the Executive after such termination.  There shall also be no reduction of, or offset against, any amount due under any provision of this Agreement by any amount due under any other provision of this Agreement.  Any amounts due under this Section 8 are considered to be reasonable by the Company and are not in the nature of a penalty.

(h) General Waiver and Release. The Executive shall not be entitled to the payments and benefits described in Sections 8(c)(i)-(v) unless (x) he first timely executes and delivers the Company's standard mutual release of claims (the " Release"), within the time period set forth in the Release, containing a general waiver and release of the Company and its employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including those arising from or in connection with the Executive’s employment or termination of employment with the Company or this Agreement (including, without limitation, civil rights claims), (y) such Release has become irrevocable by him in accordance with its terms, and (z) within fourteen  (14) days of the Termination Date, Executive delivers to Company a notice of resignation from his role as a director of the Company and all other capacities and positions with the Company, as applicable.

9. Section 280G Parachute Payment.

(a) If (i) the aggregate of all amounts and benefits due to the Executive, under this Agreement or under any Company plan, program, agreement or arrangement, would, if received by the Executive in full and valued under Section 280G of the Code, constitute "parachute payments" as such term is defined in and under Section 280G of the Code (collectively, "280G Benefits"), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive's "base amount", as defined in and under Section 280G of the Code, less $1.00, then (iii) such cash 280G Benefits (in reverse order of maturity, to the extent that the reduction of such cash 280G Benefits can achieve the intended result) shall be reduced or eliminated to the extent necessary so that the 280G Benefits received by the Executive will not constitute parachute payments.  The determinations with respect to this Section 9(a) shall be made by an independent auditor (the "Auditor") paid by the Company.  The Auditor shall be the Company's regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized firm chosen by the Parties.

(b) It is possible that after the determinations and selections made pursuant to Section 9(a) the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under Section 9(a) (hereafter referred to as an "Excess Payment" or "Underpayment", respectively).  If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment.  In the event that it is determined (x) by arbitration pursuant to Section 14, (y) by a court or (z) by the Auditor upon request by any of the Parties, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 9(a) not been applied until the date of payment.

10. Indemnification.  If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless (and advanced expenses) to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company.

11. Restrictive Covenants.

(a) Confidentiality. The Executive acknowledges and agrees that he shall maintain the confidentiality of this Agreement and shall not disclose it to any other employee of the Company or other person; provided, however, he may disclose it to his spouse and/or legal counsel or as required by law and he may disclose or discuss any items of this Agreement which the Company has disclosed in its annual proxy statement filed in accordance with applicable law.

The Executive acknowledges and agrees that the Confidential Information, and all physical embodiments thereof, are valuable, special and unique assets of the business of the Company and its Subsidiaries (the "Company Group") and have been developed by the Company Group at considerable time and expense. Such Confidential Information is the sole property of the Company Group and the Executive has no individual right or ownership interest in any of the Confidential Information. The Executive further acknowledges that access to Confidential Information will be needed in connection with the performance of his duties and responsibilities during his employment with the Company. Therefore, the Executive agrees that, except as necessary in regard to his assigned duties and responsibilities with the Company, he shall hold in confidence all Confidential Information and will not reproduce, use, distribute, disclose, publish, or otherwise disseminate any Confidential Information, in whole or in part, and will take no action causing, or fail to take any reasonable action necessary to prevent causing, any Confidential Information to lose its character as Confidential Information, nor willfully make use of such information for his/her own purposes or for the benefit of any person, firm, corporation, association, or other entity (except the Company Group) under any circumstances.

Notwithstanding the above, the Executive may disclose Confidential Information pursuant to a court order, subpoena, or other legal process, provided that, at least ten (10) days (or such lesser period as is practicable given the terms of any order, subpoena or other legal process) in advance of any legal disclosure, he shall furnish the Company with a copy of the judicial or administrative order requiring that such information be disclosed together with a written description of the information to be disclosed (which description shall be in sufficient detail to allow the Company to determine the nature and scope of the information proposed to be disclosed), and the Executive agrees to cooperate with the Company Group to deliver the minimum amount of information necessary to comply with such order.

Executive agrees to maintain in trust, as the Company's property, all documents, information and Confidential Information, both in tangible and intangible form, concerning the Company's Business or the Executive's role for the Company. The Executive agrees to return to the Company all documents or other property belonging to the Company, including any and all copies thereof (whether in tangible or intangible form) in the possession or under the control of the Executive upon separation of employment or at any other time upon request of the Company.

The provisions of this Section 11(a) shall apply to Confidential Information during the Term and at all times thereafter, and shall survive the termination of the Executive's employment. This Agreement supplements and does not supersede Executive's obligations under all statute(s) and common law(s) that protect the Company's trade secrets and/or property. However, nothing in this Agreement or elsewhere shall prohibit the Executive from making disclosures of Confidential Information (w) when requested to do so by a governmental or quasi-governmental agency with apparent jurisdiction, or when disclosure is protected by law (e.g., by whistleblower statutes), (x) in the course of any proceeding under Section 11(c) or 14 of this Agreement, (y) in confidence to an attorney for the purpose of securing legal advice, or (z) retaining (for personal use only) copies of documents relating to his personal rights, obligations and tax liabilities.

(b) Unless otherwise determined by the Board in writing, the Executive shall not, for his own benefit or the benefit of any other Person, without the prior written consent of the Company and other than in connection with his services hereunder during the Term:

(i) During the Term and for a period of twelve (12) months thereafter, serve as an executive officer of any Competitor, or in any other position with a Competitor in which the executive would provide services or perform duties in competition with the Company;

(ii) During the Term and for a period of twelve (12) months thereafter, personally solicit, aid in the solicitation of, induce or otherwise encourage (whether directly or indirectly) any individual who is or was, at the time of such encouragement or within the six (6) months prior to such encouragement, employed as an executive, highly-compensated employee, or managerial/supervisory employee of the Company or a Subsidiary, to cease such employment or interfere in any way with the relationship between the Company or a Subsidiary and such employee; or

(iii) During the Term and for a period of twelve (12) months thereafter, directly or indirectly solicit, aid in the solicitation of, induce, or otherwise encourage (whether directly or indirectly) any Customer for the purpose of (a) selling Competitive Services or Products to such Person in competition with the Company or (b) inducing such Person to cancel, transfer or cease doing their business with the Company; provided, that the restrictions set forth in clauses (i), (ii) and (iii) of this Section 11(b) shall immediately expire in the event that the Company, or any of its Affiliates, shall have materially breached, on or after the Termination Date, any of their material obligations to the Executive under this Agreement or otherwise, which breach shall have continued uncured for ten (10) days after the Executive has given written notice requesting cure.

(c) The Executive acknowledges and agrees that the business of the Company is highly competitive, and that the restrictions contained in this Section 11 are reasonable and necessary to protect the Company's legitimate business interests. The Executive further acknowledges that any actual or prospective breach may irreparably cause damage to the Company for which money damages may not be adequate. Therefore, in the event of any actual or threatened breach by the Executive of any of the provisions of Section 11(a) or 11(b) above, the Company shall each be entitled to seek, through arbitration in accordance with Section 14 or from any court with jurisdiction over the matter and the Executive, temporary, preliminary and permanent equitable/injunctive relief restraining the Executive from violating such provision and to seek money damages, together with any and all other remedies available under applicable law.

(d) The Executive agrees that he will not make or cause to be made any oral or written statements that defame or disparage the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company or its employees.  Similarly, Company, as to its Board of Directors and executive management employees only, will not make or cause to be made any oral or written statements that defame or disparage the Executive or take any actions that are harmful to his business affairs.

(e) The purpose of this Section 11, among other things, is to protect the Company from unfair or inappropriate competition, to protect its confidential information and trade secrets, and to prevent competitors from raiding employees of the Company. If the scope or enforcement of this Section 11 is ever disputed, a court, arbitrator or other trier of fact may modify and enforce its provisions to the extent it believes is lawful and appropriate. If any provision of this Section 11 is construed to be invalid, illegal or unenforceable, then the remaining provisions therein shall not be affected thereby and shall be enforceable without regard thereto.

12. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company.  In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law, or as otherwise provided in Section 18(e).

13. Representations.

(a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound, and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(b) The Executive represents and warrants that (i) the  delivery and performance of this Agreement by him does not violate any law or regulation applicable to the Executive, (ii) delivery and performance of this Agreement by him does not violate any applicable order, judgment or decree or any agreement to which the Executive is a party or by which he is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

14. Resolution of Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company or its Affiliates, the Executive's employment with the Company, or any termination thereof shall (except to the extent otherwise provided in Section 11(c) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Indianapolis, Indiana, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 14. This Agreement is intended to benefit and bind certain third party non-signatories.  The interpretation and enforcement of this provision shall be governed exclusively by the Federal Arbitration Act.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15. Tax Matters.  Notwithstanding anything anywhere to the contrary, this Agreement is intended to be interpreted and applied so that the payment and the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code or any regulations or guidance thereunder ("Section 409A") or shall comply with the requirements of Section 409A. To the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Notwithstanding anything anywhere to the contrary, if the Executive is a "specified employee" (within the meaning of Section 409A), any payments or arrangements due upon a termination of the Executive's employment under any arrangement that constitutes a "deferral of compensation" (within the meaning of Section 409A), and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A, shall be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive's "separation from service" (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of the Executive's death. Each series of payments under this Agreement or otherwise shall be treated as separate payments for purposes of Section 409A. "Termination of employment," "resignation" or words of similar import, as used in this Agreement shall mean with respect to any payments subject to Section 409A, the Executive's "separation from service" as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two calendar years, the payment will occur in the second calendar year. To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" subject to Section 409A, (x) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (z) the Executive's right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Executive. The Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

16. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person, (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days' advance notice given in accordance with this Section 16), or (z), on the first business day after it is sent by portable document format ("pdf") to the email address set forth below (or to such other email address as shall have specified by ten days' advance notice given in accordance with this Section 16).

If to the Company: Protective Insurance Corporation
111 Congressional Blvd., Suite 500
Carmel, IN 46032
Attention: General Counsel
Email: swignall@protectiveinsurance.com

If to the Executive:	The address of the Executive’s principal residence (or his personal email address) as it appears in the Company’s records, with a copy to him (during the Term) at the Company’s office in Carmel, IN.

17. Recoupment/Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, or stock exchange listing requirement, as may be amended from time to time, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (either in existence on the Effective Date or adopted thereafter), as may be amended from time to time, to the extent reasonably required by any such law, government regulation, or stock exchange listing requirement, as determined by the Board in its sole and absolute discretion.

18. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties concerning the subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior agreement (written or oral) between the Executive and the Company with respect to its subject matter.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized officer of the Company. No waiver by any Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party.

(c) Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any company plan, program, agreement or arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(d) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment.

(f) Severability. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

(g) Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.

(h)  Cooperation. During the Term and thereafter, the Executive agrees to cooperate with the Company and be available to the Company with respect to continuing and/or future matters related to his employment with the Company (if occurring after termination of employment, to the extent not interfering with the Executive's other business endeavors or personal commitments), whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive's possession). Following the Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company.

(i) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile (including, without limitation, by "pdf") shall be effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Protective Insurance Corporation

By:  _________________________

Name: Otto N. Frenzel, IV

Title: Director, Nominating & Governance
          Committee Chairman

The Executive

_______________________________
Jeremy D. Edgecliffe-Johnson

EXHIBIT A

DEFINITIONS

(a) "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

(b) “Agreement” shall mean this Employment Agreement, which includes for all purposes its Exhibits.

(c) "Cause" shall mean, for purposes of this Agreement, the occurrence of any of the following events:

(i) the Executive commits, is convicted of, or pleads guilty or nolo contendere to, any crime;

(ii) the Executive's perpetration of an act of fraud, embezzlement, theft or any other material violation of law that occurs in the course of the Executive's employment with the Company;

(iii) the Executive's intentional damage to the assets of the Company or any of its Affiliates;

(iv) the Executive's intentional and material disclosure of Confidential Information contrary to this Agreement or any agreements between the Executive and the Company or any of its Affiliates;

(v) the Executive's material breach of his obligations under this Agreement or any agreement between the Executive and the Company or any of its Affiliates;

(vi) the Executive's engagement in any competitive activity which would constitute a breach of the Executive's duty of loyalty or of his obligations under this Agreement or any agreement between the Executive and the Company or any of its Affiliates;

(vii) the Executive's material breach of any of the Company's written policies;

(viii) the Executive's willful and continued failure to substantially perform his duties under this Agreement (other than as a result of incapacity due to physical or mental illness);

(ix) any regulatory agency recommends or determines that Executive is ineligible, unauthorized, or unfit to hold any director or officer position with the Company or any of its subsidiaries or Affiliates; or

(x) any misconduct or omission by the Executive that is materially injurious to the business or financial reputation of the Company or any of its Affiliates.

For purposes of determining whether an event of Cause has occurred, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that his action or omission was in the best interest of the Company. "Cause" also includes any of the above grounds for dismissal regardless of whether the Company learns of it before or after terminating the Executive's employment.

(d) “Change in Control” shall mean the occurrence of any of the following events:

(i) Any Person (as defined below)acquires ownership of the Class A Common Stock that, together with Class A Common Stock previously held by the acquirer, constitutes more than fifty percent (50%) of the total market value or Voting Securities of the Company's outstanding stock  If any Person is considered to own more than fifty percent (50%) of the total market value or Voting Securities of the Company's outstanding stock, the acquisition of additional stock by the same Person does not cause such a change in ownership.  An increase in the percentage of stock owned by any Person as a result of a transaction in which the Company acquires its stock in exchange for property, is treated as an acquisition of stock;

(ii) Any Person acquires ownership of the Company's stock possessing at least thirty percent (30%) of the Company's Voting Securities;

(iii) The Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (each of (x) and (y) being a "Triggering Event") unless the holders of Voting Securities of the Company immediately prior to such Triggering Event own, directly or indirectly, more than two-thirds of the Voting Securities (measured both by number of Voting Securities and by voting power) of  (1) in the case of a combination in which the Company is the surviving entity, the surviving entity and (2) in any other case, the entity (if any) that succeeds to all or substantially all of the Company's business and assets; or

(iv) Any Person acquires (assets from a corporation that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all the Company's assets immediately prior to the acquisition or acquisitions.  Gross fair market value means the value of the Company's assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change of Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership.  For purposes of the definition of Change of Control, a "Person" shall mean any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Company Group, (c) an underwriter temporarily holding securities pursuant to an offering of such securities or (d) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(e) “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

(f) "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

(g) "Competitive Services or Products" shall mean those products offered by or in development by the Company, as provided in a list of Competitive Services and Products to be provided to Executive no later than seven (7) days after the Effective Date, which list may be updated during the Term by the Company.

(h) "Competitor" shall mean any existing or newly-formed Person or entity, including divisions or subsidiaries thereof that offers, markets or administers Competitive Products or Services, in any geographic area in which the Company offers such products or services.

(i) "Confidential Information" shall mean all confidential or proprietary information developed or used by the Company or its Affiliates relating to their business, operations, employees, customers, suppliers or distributors including, but not limited to: confidential or proprietary customer lists, purchase orders, financial data, pricing information and price lists; confidential or proprietary business plans and market strategies and arrangements; confidential or proprietary books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials, sales records, purchasing materials, purchasing records, personnel records and quality control records; confidential or proprietary trademarks, copyrights and patents, and applications therefor; trade secrets; confidential or proprietary inventions, processes, procedures, research records, market surveys and marketing know-how; and confidential or proprietary technical papers, software, computer programs, data bases and documentation thereof, including but not limited to source codes, algorithms, processes, formulae and flow charts. The term "Confidential Information" shall not include any document, record, data compilation, or other information that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive's breach of Section 10(a), or (y) is known or generally available to the public or within any trade or industry of the Company or any of its Affiliates.

(j) "Customer" shall mean any Person to whom the Company or a Subsidiary sold or distributed products or services during the two years prior to the Termination Date, and any prospective customer who the Company has provided a proposal for products or services at the time of Termination (or within the prior six (6) month period).

(k) “Disability” shall mean the Executive's inability, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder such that Executive is eligible for benefits under the Company's then-current long-term disability plan.

(l) “Good Reason” shall mean, for purposes of this Agreement, the occurrence of any of the following events without the Executive's prior written consent:

(i) any material diminution in the Executive's responsibilities or authorities; or any change in the reporting structure so that the Executive is required to report, in his role as Chief Executive Officer of the Company, to any person other than the Board or a duly authorized committee of the Board; or

(ii) any relocation of the Executive's principal office, or principal place of employment, to a location that is more than 40 miles from its location in Carmel, Indiana; provided, however, that no event or condition described in sub clauses (i) or (ii) above shall constitute Good Reason unless (A) the Executive gives the Company written notice of his objection to such event or condition within 90 days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, by the Company within 30 days following the Company’s receipt of such notice (or if such event or condition is not susceptible to correction within such 30-day period, the Company has taken all reasonable steps within such 30-day period to correct such event or condition) and (C) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (B).

(iii) Individuals who are Continuing Independent Directors cease for any reason to constitute a 1/2 majority of the independent members of the Board;

a.
“Continuing Independent Director” means an individual (i) who is as of the Effective Date, an independent director of the Company, or (ii) who becomes an independent director of the Company after the Effective Date and whose initial election, or nomination for election by the Company’s shareholders, was vetted and recommended by the Nominating & Governance Committee and approved by at least a 1/2 majority of the then Continuing Independent Directors, but excluding, for the purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(m)  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(n) "Proceeding" shall include, without limitation, any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(o) “Pro-Rata STIP” shall mean an amount equal to the product obtained by multiplying (x) the aggregate amount of the Target STIP that the Executive would have been eligible to receive for the calendar year in which his employment hereunder terminated, if his employment hereunder had continued times (y) a fraction, the numerator of which is 365 minus the number of days remaining in such year after the Termination Date and the denominator of which is 365.  Any Pro-Rata STIP shall be paid in a cash lump sum by the sixty-fifth (65th) day following the Termination Date.

(p) “Pro-Rata LTIP” shall mean an amount equal to the product obtained by multiplying (x) the aggregate amount of the Target LTIP that the Executive would have been eligible for the calendar year in which his employment hereunder terminated, if his employment hereunder had continued times (y) a fraction, the numerator of which is 365 minus the number of days remaining in such year after the Termination Date and the denominator of which is 365.  Any Pro-Rata LTIP shall be paid in a cash lump sum by the sixty-fifth (65th) day following the Termination Date.

(q) "Subsidiary" shall mean any entity for which the Company owns a majority of the entity's Voting Securities.

(r) "Termination Date" shall mean the date on which the Executive's employment hereunder terminates in accordance with this Agreement.

(s) "Voting Securities" shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, the members of the board of directors (or similar governing body) of the issuer.